 FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC Announces Earnings Release and Conference Call Schedule

For Fourth Quarter and Full Year 2016

PHILADELPHIA, PA, January 24, 2017 – FS Investment Corporation (NYSE: FSIC) announced today plans to release its fourth quarter and full year 2016 results after the market close on Wednesday, March 1, 2017.

FSIC will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, March 2, 2017, to discuss its fourth quarter and full year 2016 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using the conference ID 54415232 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports after the market close on Wednesday, March 1, 2017.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

About FS Investment Corporation

FSIC is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of FS Investments, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $89.3 billion in assets under management as of September 30, 2016, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About FS Investments

FS Investments is a leading asset manager that designs alternative investments to help institutional, advisory and individual investors build better portfolios. Its solutions provide access to alternative asset classes and top managers through a spectrum of structures, including business development companies and closed-end credit funds. The firm is dedicated to setting industry standards for investor-centric service, education and transparency.

FS Investments was founded in 2007 as Franklin Square Capital Partners. It is headquartered in Philadelphia with offices in Orlando and Washington, DC. The firm currently manages six funds with over $18 billion in assets under management as of September 30, 2016. Its affiliated broker-dealer, FS Investment Solutions, LLC (member FINRA/SIPC), distributes its offerings.

Visit fsinvestments.com to learn more.

Contact Information:

Investors

Dominic Mammarella

dominic.mammarella@franklinsquare.com

215-220-4280

Media

Franklin Square Media Team

media@franklinsquare.com

215-495-1174